One Jake Brown Road Old Bridge, NJ 08857 Tel: 732-679-4000 Fax: 732-679-4353 www.blondertongue.com

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Second Quarter 2009 Results

OLD BRIDGE, NEW JERSEY, August 6, 2009 – Blonder Tongue Laboratories, Inc. (NYSE Amex: “BDR”) today announced its sales and results for the second quarter ended June 30, 2009.

Net sales decreased $2,305,000, or 26.9%, to $6,257,000 in the second three months of 2009 from $8,562,000 in the second three months of 2008.  The decrease in sales is primarily attributed to a general decrease across multiple product lines.  Analog headend product sales were $2,671,000 and $3,219,000 and digital product sales were $1,208,000 and $2,969,000 in the second three months of 2009 and 2008, respectively.

Loss from continuing operations after income taxes was $(396,000), or $(0.06) per share, for the second quarter 2009 compared to $(164,000) or $(0.03) per share for the comparable period in 2008.

Commenting on the second quarter 2009 results, James A. Luksch, Chief Executive Officer, said, “Our performance in the second quarter of 2009 was disappointing, as the malaise in the marketplace finally caught up with us.  The impact of the global recession on our business was masked during the fourth quarter of 2008 and the first quarter of 2009 by the mandatory broadcast digital transition, which effectively forced many of our customers to make purchases critical to meeting the challenges of that transition.  With critical purchases now behind them, system operators, like everyone else, have had to contend with the liquidity crunch in the capital markets and associated adversities in the real estate and property development markets.  This has resulted in many projects being delayed; however, we believe this is a temporary situation that will begin to alleviate during the third quarter, with a stronger rebound in the fourth quarter as pent-up demand for system electronics is satisfied.  Our current array of products is the best in our history and we are well positioned to capitalize on the impending economic rebound.”

Net sales decreased $256,000, or 1.7%, to $15,190,000 in the first six months of 2009 from $15,446,000 in the first six months of 2008.  The decrease in sales is primarily attributed to a decrease in digital product sales, contract manufactured product sales and fiber product sales, offset by an increase in analog headend product sales and reception product sales.  Digital product sales were $3,552,000 and $3,932,000, contract manufactured product sales were $442,000 and $725,000, fiber product sales were $371,000 and $635,000, analog headend product sales were $6,791,000 and $6,330,000 and reception product sales were $589,000 and $277,000 in the first six months of 2009 and 2008, respectively.

Loss from continuing operations after income taxes was $(3,000), or $- per share, for the first six months of 2009 compared to $(680,000) or $(0.11) per share for the comparable period in 2008.

Commenting on the first six months of 2009, James A. Luksch, Chief Executive Officer, continued, “Even though our recent record of quarter-to-quarter performance was interrupted, the strength of our first quarter has allowed us to essentially break even for the first six months of the year.  Due to improved gross margins and operating expense  reductions, our cash flow was relatively neutral, and we continued to operate without the need to access our line of credit.  Although we did not achieve anticipated results in the second quarter, we expect a rebound with sales performance for the remainder of the year at a minimum paralleling last year.”

 Blonder Tongue Laboratories, Inc. provides professional solutions for content contribution, distribution and video delivery to the home or business, serving cable, broadcast, satellite, IPTV, institutional and professional video markets.  With nearly 60 years of experience, the company designs, manufactures, sells and supports an equipment portfolio of digital and core analog video solutions, as well as high speed data and telephony for distribution over coax, fiber and IP networks.  Additional information on Blonder Tongue and its products can be found at www.blondertongue.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2008 (See Item 1: Business, Item 1A: Risk Factors and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “indications”, “should”, “project”, and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts:

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

James A. Luksch
Chief Executive Officer
jluksch@blondertongue.com
(732) 679-4000

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Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per-share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Net sales	$6,257	$8,562	$15,190	$15,446
Gross profit	2,205	2,841	5,859	5,301
Earnings (loss) from operations	(356)	(25)	75	(430)
Loss from continuing operations	(396)	(164)	(3)	(680)
Income (loss) from discontinued operations	3	118	69	(310)
Net earnings (loss)	$(393)	$(46)	$66	$(990)
Basic and diluted loss per share from continuing operations	$(0.06)	$(0.03)	$-	$(0.11)
Basic and diluted gain (loss) per share from discontinued operations	$-	$0.02	$0.01	$(0.05)
Basic and diluted net earnings (loss) per share	$(0.06)	$(0.01)	$0.01	$(0.16)
Basic and diluted weighted average shares outstanding:	6,191	6,222	6,191	6,222

Consolidated Summary Balance Sheets
(in thousands)

	June 30, 2009	December 31, 2008
	(unaudited)
Current assets	$14,582	$16,040
Property, plant, and equipment, net	4,109	4,176
Total assets	25,596	27,042
Current liabilities	2,818	3,827
Long-term liabilities	3,179	3,779
Stockholders’ equity	19,599	19,436

Total liabilities and stockholders’ equity	$25,596	$27,042